Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS JANUARY 2009 SALES,
RAISES 2008 FOURTH QUARTER EPS GUIDANCE

ANNOUNCES 16% DIVIDEND INCREASE
PROVIDES 2009 FISCAL YEAR TARGETS

     Pleasanton, California, February 5, 2009 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales for the four weeks ended January 31, 2009 of $365 million, a 4% increase over the $350 million in sales for the four weeks ended February 2, 2008. Same store sales for the four weeks ended January 31, 2009 declined 2% compared to the four weeks ended February 2, 2008.

     For the 13 weeks ended January 31, 2009, sales were $1.734 billion, a 5% increase over the $1.652 billion in sales for the 13 weeks ended February 2, 2008. Comparable store sales for the 13 weeks ended January 31, 2009 decreased 1% compared to the 13 weeks ended February 2, 2008.

     For the 52 weeks ended January 31, 2009, sales were $6.486 billion, a 9% increase over the $5.975 billion in sales for the 52 weeks ended February 2, 2008. Comparable store sales for the 52 weeks ended January 31, 2009 rose 2% over the 52 weeks ended February 2, 2008.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Both our January and fourth quarter sales were in line with our expectations. More importantly, merchandise gross margin for the fourth quarter was better than expected and up from last year. These results reflect the ongoing success of our core strategy of delivering compelling bargains, which have become increasingly important to today’s value-focused consumer. Our aggressive inventory management has also been a key driver of improved profitability by promoting faster turns and lower markdowns.”

     “Based on our sales and margin trends, we now estimate earnings per share for the 13 weeks ended January 31, 2009 of $.75 to $.76, up from our previous guidance of $.73 to $.75 and $.70 for the 13 weeks ended February 2, 2008. For the 52 weeks ended January 31, 2009, earnings per share are estimated to increase 22% to 23% to $2.32 to $2.33, up from $1.90 in the prior year,” said Mr. Balmuth.

Board Approves 16% Increase in Quarterly Dividend

     The Company announced that its Board of Directors recently approved a 16% increase in the quarterly cash dividend to $.11 per common share, payable on March 31, 2009 to stockholders of record as of February 20, 2009.

     In commenting, Mr. Balmuth said, “Our solid financial position and anticipated future cash flows allow us to continue to enhance stockholder returns through both our dividend and share repurchase programs. The higher dividend announced today represents the fifteenth consecutive annual increase since our dividend program was initiated in 1994. In addition, I am pleased to report that during 2008 we repurchased a total of 9.3 million shares of common stock for an aggregate purchase price of $300 million and expect to complete as planned the remaining $300 million repurchase authorization in 2009.”

Fiscal 2009 Guidance

     Looking ahead, Mr. Balmuth said, “Considering today’s very difficult macro-economic and retail climate, we remain cautious in our outlook as we enter 2009. Our experience over the past year reflects the benefit of setting prudent targets when planning the business with the hope that we can do better.”

     For the fiscal year ending January 30, 2010, the Company is forecasting same store sales to decline 1% to 3% compared to a 2% gain in the prior year, and projecting earnings per share in the range of $2.25 to $2.45. For the 13 weeks ending May 2, 2009, comparable store sales also are forecast to decline 1% to 3% compared to a 3% gain in the prior year quarter. Earnings per share for the first quarter of 2009 are projected to be in the range of $.56 to $.61, compared to $.60 in the prior year period.”

     Additional recorded information concerning today’s press release and the Company’s outlook can be accessed by calling 706-645-9291, ID # 82461520, from 8:30 a.m. Eastern time on February 5, 2009 through 8:00 p.m. Eastern time on February 6, 2009. A transcript of these comments is available on the Company’s website at www.rossstores.com. The Company expects to report February 2009 sales results on Thursday, March 5th and final fourth quarter earnings results on Thursday, March 19th.

     Forward-Looking Statements: This press release and the recorded comments on our website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the fourth quarter and fiscal year ended January 31, 2009 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in financial and credit markets and the severity and duration of the current recession; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2007 and Form 10-Q’s and 8-K’s for fiscal 2008. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2008 revenues of $6.5 billion. As of January 31, 2009, the Company operated 904 Ross Dress for Less® (“Ross”) stores and 52 dd’s DISCOUNTS® locations, compared to 838 Ross and 52 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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